Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2020

FIRST QUARTER RESULTS

Reaffirms Fiscal 2020 Estimated EPS Range

Declares Quarterly Cash Dividend of $0.30 Per Share

OSHKOSH, WI - (January 29, 2020) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and equipment, today reported fiscal 2020 first quarter net income of $75.7 million, or $1.10 per diluted share, compared to $109.0 million, or $1.51 per diluted share, in the first quarter of fiscal 2019. Results for the first quarter of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding this item, fiscal 2019 first quarter adjusted1 net income was $116.0 million, or $1.61 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2020 decreased 6.0 percent to $1.70 billion compared to the first quarter of fiscal 2019 primarily as a result of lower access equipment segment sales.

Consolidated operating income in the first quarter of fiscal 2020 decreased 32.0 percent to $109.1 million, or 6.4 percent of sales, compared to $160.5 million, or 8.9 percent of sales, in the first quarter of fiscal 2019. The decrease in consolidated operating income was primarily due to lower defense segment results and the impact of lower consolidated sales, offset in part by improved access equipment segment performance.

“We delivered first quarter results, including sales of $1.7 billion and earnings per share of $1.10, in line with our expectations,” stated Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “With

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

large favorable contract adjustments in the defense segment last year, we expected lower earnings in the quarter compared to the prior fiscal year quarter. Also, during the quarter, our access equipment segment experienced lower market activity. Despite these challenges, our team continued to embrace our People First culture and successfully executed the plan to deliver these results, including higher access equipment segment operating income on lower sales.

“During the quarter, our defense segment received a Joint Light Tactical Vehicle (JLTV) order for just over $800 million that included requirements for the segment’s first 30 JLTVs for an international customer. We look forward to receiving additional orders for this innovative next generation vehicle from more international allies.

“It’s still early in the year, but there are a number of positive items that give us confidence in reaffirming our full year earnings per share estimate range of $7.30 to $8.10, including first quarter results that were in line with our expectations; successfully concluding negotiations during the quarter with most of the access equipment segment’s key rental company customers; solid backlogs across all four segments and signs of stabilization in macro-economic data,” said Jones.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment - Access equipment segment net sales in the first quarter of fiscal 2020 decreased 13.1 percent to $717.9 million. The decrease in sales, which was expected, was due to lower sales volumes for both aerial work platforms and telehandlers in North America and the Europe, Africa and Middle East region, offset in part by continued strong sales growth in the Asia Pacific region. The lower sales volumes in North America reflected rental company customers in this region slowing down their capital expenditures for fleet growth.

Access equipment segment operating income in the first quarter of fiscal 2020 increased 3.9 percent to $69.0 million, or 9.6 percent of sales, compared to $66.4 million, or 8.0 percent of sales, in the first quarter of fiscal 2019. The increase in operating income was primarily due to favorable price/cost dynamics, favorable mix and improved operational efficiencies, largely offset by the impact of the lower sales volume.

Defense - Defense segment net sales for the first quarter of fiscal 2020 increased 6.2 percent to $493.1 million due to the continued ramp up of JLTV sales to the U.S. government, offset in part by lower Family of Heavy Tactical Vehicle program sales.

Defense segment operating income in the first quarter of fiscal 2020 decreased 56.5 percent to $30.9 million, or 6.3 percent of sales, compared to $71.1 million, or 15.3 percent of sales, in the first quarter of fiscal 2019. The decrease in operating income was due to a large cumulative catch-up adjustment on contract margins in the prior year quarter, adverse product mix, a favorable resolution of contract compliance matters in the prior year quarter and higher new product development spending.

Fire & Emergency - Fire & emergency segment net sales for the first quarter of fiscal 2020 decreased 11.2 percent to $262.4 million due to favorable sales timing in the prior year quarter.

Fire & emergency segment operating income in the first quarter of fiscal 2020 decreased 22.3 percent to $31.0 million, or 11.8 percent of sales, compared to $39.9 million, or 13.5 percent of sales, in the first quarter of fiscal 2019. The decrease in operating income was largely a result of the impact of lower sales volume, higher selling, general and administrative expenses, adverse product mix and production inefficiencies caused by a supplier issue, offset in part by improved pricing.

Commercial - Commercial segment net sales for the first quarter of fiscal 2020 increased 0.9 percent to $224.2 million on a higher mix of package sales, which include third-party chassis, offset in part by lower concrete placement unit volumes.

Commercial segment operating income in the first quarter of fiscal 2020 decreased 4.8 percent to $17.8 million, or 7.9 percent of sales, compared to $18.7 million, or 8.4 percent of sales, in the first quarter of fiscal 2019. The decrease in operating income was primarily due to adverse product mix, higher new product

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

development spending and the absence of a favorable warranty reserve adjustment experienced in the first quarter of fiscal 2019, offset in part by improved price/cost dynamics.

Corporate - Corporate operating costs in the first quarter of fiscal 2020 increased $4.0 million to $39.6 million primarily as a result of higher share-based compensation expense and an increase in post-retirement liabilities.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of fiscal 2020 increased $0.3 million to $11.8 million.

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of fiscal 2020 of $20.7 million, or 21.4 percent of pre-tax income, compared to $39.7 million, or 26.9 percent of pre-tax income, in the first quarter of fiscal 2019. Excluding $7.0 million related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017, adjusted1 income tax expense in the first quarter of fiscal 2019 was $32.7 million, or 22.1 percent of pre-tax income. Adjusted1 tax expense included $1.1 million of discrete tax benefits and $0.3 million of discrete tax charges in the first quarter of fiscal 2020 and 2019, respectively.

Share Repurchases –The Company repurchased 128,869 shares of Common Stock for $9.4 million in the first quarter of fiscal 2020. Share repurchases benefited earnings per share in the first quarter of fiscal 2020 by $0.06 compared to the first quarter of fiscal 2019.

Fiscal 2020 Expectations

The Company reaffirmed its fiscal 2020 diluted earnings per share estimate range of $7.30 to $8.10, operating income estimate range of $690 million and $765 million and sales estimate range of $7.9 billion and $8.2 billion.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.30 per share of Common Stock. The dividend will be payable on February 28, 2020, to shareholders of record as of February 14, 2020.

Conference Call

The Company will host a conference call at 9:00 a.m. EST this morning to discuss its fiscal 2020 first quarter results and its full-year fiscal 2020 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, CON-E-CO® and London™. For more information, visit oshkoshcorp.com.
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®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,
	2019	2018
Net sales	$1,695.1	$1,803.4
Cost of sales	1,405.6	1,475.1
Gross income	289.5	328.3

Operating expenses:
Selling, general and administrative	173.4	158.6
Amortization of purchased intangibles	7.0	9.2
Total operating expenses	180.4	167.8
Operating income	109.1	160.5

Other income (expense):
Interest expense	(13.1)	(13.7)
Interest income	1.3	2.2
Miscellaneous, net	(0.4)	(1.2)
Income before income taxes and earnings (losses) of unconsolidated affiliates	96.9	147.8
Provision for income taxes	20.7	39.7
Income before earnings (losses) of unconsolidated affiliates	76.2	108.1
Equity in earnings (losses) of unconsolidated affiliates	(0.5)	0.9
Net income	$75.7	$109.0

Earnings per share:
Basic	$1.11	$1.53
Diluted	1.10	1.51

Basic weighted-average shares outstanding	68,098,220	71,464,489
Dilutive equity-based compensation awards	843,307	637,337
Diluted weighted-average shares outstanding	68,941,527	72,101,826

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31, 2019	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$264.0	$448.4
Receivables, net	911.6	1,082.3
Unbilled receivables, net	544.0	549.5
Inventories, net	1,430.7	1,249.2
Other current assets	80.3	78.9
Total current assets	3,230.6	3,408.3
Property, plant and equipment:
Property, plant and equipment	1,356.5	1,360.9
Accumulated depreciation	(797.7)	(787.3)
Property, plant and equipment, net	558.8	573.6
Goodwill	1,001.4	995.7
Purchased intangible assets, net	425.5	432.3
Other long-term assets	339.9	156.4
Total assets	$5,556.2	$5,566.3

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$—
Accounts payable	612.7	795.5
Customer advances	407.2	382.0
Payroll-related obligations	125.7	183.6
Income taxes payable	32.8	73.5
Other current liabilities	330.8	307.3
Total current liabilities	1,509.2	1,741.9
Long-term debt, less current maturities	819.2	819.0
Other long-term liabilities	546.7	405.6
Commitments and contingencies
Shareholders’ equity	2,681.1	2,599.8
Total liabilities and shareholders’ equity	$5,556.2	$5,566.3

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended December 31,
	2019	2018
Operating activities:
Net income	$75.7	$109.0
Depreciation and amortization	28.0	28.7
Stock-based compensation expense	9.4	7.9
Deferred income taxes	0.8	(1.0)
Gain on sale of assets	(8.6)	(0.8)
Foreign currency transaction (gains) losses	(1.3)	(0.2)
Other non-cash adjustments	0.4	(0.9)
Changes in operating assets and liabilities	(254.3)	(228.6)
Net cash used by operating activities	(149.9)	(85.9)

Investing activities:
Additions to property, plant and equipment	(33.7)	(13.2)
Additions to equipment held for rental	(7.5)	(5.9)
Proceeds from sale of equipment held for rental	29.0	2.3
Other investing activities	(1.0)	1.7
Net cash used by investing activities	(13.2)	(15.1)

Financing activities:
Repurchases of Common Stock	(17.9)	(176.9)
Dividends paid	(20.4)	(19.3)
Proceeds from exercise of stock options	14.8	1.7
Other financing activities	(0.3)	-
Net cash used by financing activities	(23.8)	(194.5)

Effect of exchange rate changes on cash	2.5	0.8
Decrease in cash and cash equivalents	(184.4)	(294.7)
Cash and cash equivalents at beginning of period	448.4	454.6
Cash and cash equivalents at end of period	$264.0	$159.9

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$306.0	$—	$306.0	$337.7	$—	$337.7
Telehandlers	201.4	—	201.4	269.5	—	269.5
Other	210.5	—	210.5	219.3	—	219.3
Total access equipment	717.9	—	717.9	826.5	—	826.5

Defense	492.6	0.5	493.1	463.8	0.3	464.1

Fire & Emergency	260.0	2.4	262.4	291.2	4.3	295.5

Commercial
Concrete placement	75.7	—	75.7	81.7	—	81.7
Refuse collection	115.9	—	115.9	109.2	—	109.2
Other	32.3	0.3	32.6	30.7	0.6	31.3
Total commercial	223.9	0.3	224.2	221.6	0.6	222.2
Corporate and intersegment eliminations	0.7	(3.2)	(2.5)	0.3	(5.2)	(4.9)
	$1,695.1	$—	$1,695.1	$1,803.4	$—	$1,803.4

	Three Months Ended December 31,
	2019	2018
Operating income (loss):
Access Equipment	$69.0	$66.4
Defense	30.9	71.1
Fire & Emergency	31.0	39.9
Commercial	17.8	18.7
Corporate and intersegment eliminations	(39.6)	(35.6)
	$109.1	$160.5

	December 31,
	2019	2018
Period-end backlog:
Access Equipment	$1,011.1	$1,697.2
Defense	2,941.5	3,195.7
Fire & Emergency	1,107.9	949.5
Commercial	366.8	415.4
	$5,427.3	$6,257.8

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Oshkosh Corporation Reports Results for Fiscal 2020 First Quarter

January 29, 2020

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,
	2019	2018
Provision for income taxes (GAAP)	$20.7	$39.7
Repatriation tax	—	(7.0)
Adjusted provision for income taxes (non-GAAP)	$20.7	$32.7

Net income (GAAP)	$75.7	$109.0
Repatriation tax	—	7.0
Adjusted net income (non-GAAP)	$75.7	$116.0

Earnings per share-diluted (GAAP)	$1.10	$1.51
Repatriation tax	—	0.10
Adjusted earnings per share-diluted (non-GAAP)	$1.10	$1.61

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